Exhibit 8.1

VINSON & ELKINS L.L.P.

1001 Fannin Street, Suite 230

Houston, Texas 77002

March 11, 2005

Penn Virginia Resource Partners, L.P.

Penn Virginia Resource GP, LLC

Three Radnor Corporate Center

100 Matsonford Road

Suite 230

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel for Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of (i) a registration statement on Form S-3 (Registration No. 333-106195) (the “Universal Shelf Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on June 25, 2003, related to the offering from time to time, of up to $300,000,000 of securities of, among others, the Partnership, including common units of the Partnership, and the prospectus contained in the Universal Shelf Registration Statement and (ii) a registration statement on Form S-3, as amended (Registration No. 333-106239) (the “Resale Registration Statement”), filed with the Commission pursuant to the Securities Act and declared effective by the Commission on August 1, 2003, relating to the offer and sale by a selling unitholder (the “Selling Unitholder”), from time to time, of up to an aggregate of 2,763,158 common units of the Partnership and the prospectus contained in the Resale Shelf Registration Statement (together with the prospectus contained in the Universal Shelf Registration Statement, the “Basic Prospectuses”). We have also participated in the preparation of the Prospectus Supplement dated March 10, 2005 (the “Prospectus Supplement”) to the Basic Prospectuses relating to the offering and sale of up to an aggregate of 3,852,500 common units (including 838,158 common units to be sold by the Selling Unitholder and up to 3,014,342 common units to be sold by the Partnership (collectively, the “Units”).

In connection therewith, we prepared the discussions (the “Discussions”) set forth under the caption “Tax Considerations” in the Prospectus Supplement and the captions “Material Tax Consequences” in the Basic Prospectuses. Capitalized terms not defined herein shall have the meanings ascribed to them in the Basic Prospectuses.

All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Tax Considerations” and (ii) as of the respective effective dates of the Basic Prospectuses in respect of the discussion set forth under the captions “Material Tax Consequences,” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its General Partner, included in the Discussions, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Universal Shelf Registration Statement and the Resale Registration Statement and to the use of our name under the headings “Legal Matters” in the Basic Prospectuses and in the Universal Shelf Registration Statement and the Resale Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.